EXHIBIT 5.1

             S H E I N F E L D,  M A L E Y  &  K A Y
                  A PROFESSIONAL CORPORATION
                     ATTORNEYS AT LAW
              NOT ASSOCIATED WITH MYRON M. SHEINFELD
                 301 CONGRESS AVENUE, SUITE 1400
                      AUSTIN, TEXAS 78701
                         (512) 474-8881
                       FAX (512) 474-2337


Lee Polson
Direct Dial: (512) 469-5404
E-mail: LPOLSON@SMKLAW.COM


May 31, 2001

National Health & Safety Corporation
3811 Bee Cave Road
Suite 210
Austin, Texas 78746

     RE:   REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

We have acted as counsel for National Health & Safety Corporation, a Utah Corporation (the "Company"), in connection with the offering of 4,250,000 shares of common stock (the "Shares") being registered on behalf of some of the shareholders of the Company (the "Selling Shareholders"), as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission as subsequently amended from time to time (collectively, the "Registration Statement").

We have examined copies of the Registration Statement and the Exhibits thereto. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary under the circumstances as the basis of the opinion expressed herein. In all such examinations, we have assumed the authenticity of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that, when and if (a) the Registration Statement shall be declared effective by the Securities and Exchange Commission, as the same may hereafter be amended; and (b) the Shares to be

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sold for the account  of  the  Selling Shareholders shall have been sold as contemplated in the Registration Statement, then all of the Shares, upon execution and delivery of proper certificates therefor, will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

We are admitted to practice in the State of Texas. We call your attention to the fact that the Company is a Utah corporation. We are not familiar with the laws of the State of Utah and have assumed, without knowing and without making any investigation to determine, that the corporate laws of the State of Utah governing the issuance of shares are the same as the laws of the State of Texas.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter, and may not be relied upon in any matter by any other person or used for any other purpose other than in connection with the corporate authority for the issuance of the Shares pursuant to and as contemplated by the Registration Statement.

Very truly yours,

Sheinfeld, Maley & Kay, P.C.

    /s/ Lee Polson
By:  Lee Polson, Shareholder